Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP

We consent to the incorporation by reference in the registration statement (No. 333-141488) on Form S-3 of TC Pipelines, LP of our report dated January 22, 2008, with respect to the consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, which report appears in the December 31, 2007 annual report on Form 10-K of TC Pipelines, LP.

/s/ KPMG LLP

Detroit, Michigan
February 27, 2008